Exhibit 4.1

ESCROW AGREEMENT

among

REVLON ESCROW CORPORATION

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

CITIBANK, N.A., as Escrow Agent

Dated as of August 4, 2016

ESCROW AGREEMENT (this “Agreement”), dated as of August 4, 2016, by and among Revlon Escrow Corporation, a Delaware corporation (the “Escrow Issuer”), U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, solely in its capacity as trustee under the Indenture (as defined herein) (in such capacity, the “Trustee”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) and acting through its Agency and Trust Division and solely in its capacity as escrow agent under this Agreement, and any successors appointed pursuant to the terms hereof (Citibank in such capacity, the “Escrow Agent”).  The Escrow Issuer and the Trustee are sometimes collectively referred to herein as the “Interested Parties.”

R E C I T A L S

WHEREAS, this Agreement is being entered into in connection with the Purchase Agreement (the “Purchase Agreement”) dated as of July 21, 2016, among the Escrow Issuer and the Initial Purchasers (as defined therein) and in connection with the Indenture (the “Indenture”) dated as of August 4, 2016 (the “Closing Date”), between the Escrow Issuer and the Trustee, relating to the Notes (as defined below);

WHEREAS, pursuant to the terms of the Indenture and the Purchase Agreement, the Escrow Issuer is issuing (the “Offering”) $450,000,000 aggregate principal amount of its 6.250% Senior Notes due 2024 (the “Notes”);

WHEREAS, concurrently with the closing of the Offering the Initial Purchasers, on behalf of the Escrow Issuer and in accordance with the Purchase Agreement, will deposit with the Escrow Agent, as hereinafter provided, the gross proceeds of the Offering (which, for the avoidance of doubt, shall equal $450,000,000);

WHEREAS, the funds deposited with the Escrow Agent are intended to be used, (A) upon satisfaction of the conditions set forth in Section 3(a), by the Company (as defined below), to fund, in part, the purchase price of the Acquisition (as defined below), to repay, refinance or retire certain existing debt of the Company and of Elizabeth Arden (as defined below), and to pay any related fees, expenses and other related payments, with any remaining proceeds to be used for general corporate purposes; or (B) to fund the Special Mandatory Redemption Price;

WHEREAS, as security for its obligations under the Notes and the Indenture, the Escrow Issuer wishes to grant to the Trustee, for the sole and exclusive benefit of the holders of the Notes, a first priority security interest in and lien on the Escrow Account (as defined herein);

WHEREAS, the Interested Parties wish to appoint Citibank as Escrow Agent, and Citibank is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and conditions of this Agreement; and

WHEREAS, the parties have entered into this Agreement in order to set forth the conditions upon which, and the manner in which, funds will be held in and disbursed from the Escrow Account and released from the security interest and lien described above.

A G R E E M E N T

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties hereto agree as follows:

1.             Defined Terms.  All terms used but not defined herein shall have the meanings ascribed to them in the Indenture; provided, however, that the Escrow Agent shall not be deemed to have any knowledge of or duty to ascertain the meaning of any capitalized term not otherwise defined in this Agreement. In addition to any other defined terms used herein, the following terms shall constitute defined terms for purposes of this Agreement and shall have the meanings set forth below:

“Acquisition” means the merger of Acquisition Sub with and into Elizabeth Arden, pursuant to, and as contemplated by, the Merger Agreement.

“Acquisition Sub” means RR Transaction Corp., a Florida corporation and subsidiary of the Company.

“Additional Amount” means, (i) with respect to the Initial Outside Date, an amount of cash, which, together with the Escrowed Funds already deposited and the anticipated income thereon, will provide cash to the Escrow Agent in an amount sufficient to pay the Special Mandatory Redemption Price on such Initial Outside Date, and (ii) with respect to any Extended Outside Date specified in an Outside Date Extension Notice, an amount of cash, which, together with the Escrowed Funds already deposited and the anticipated income thereon, will provide cash to the Escrow Agent in an amount sufficient to pay the Special Mandatory Redemption Price on such Extended Outside Date.

“Agreement” has the meaning ascribed to it in the recitals.

“Authorized Person” has the meaning ascribed to it in Section 14.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Citibank” has the meaning ascribed to it in the recitals.

“Closing Date” has the meaning ascribed to it in the recitals.

“Code” has the meaning ascribed to it in Section 5(a).

“Collateral” has the meaning ascribed to it in Section 8(a).

“Company” means Revlon Consumer Products Corporation, a Delaware corporation.

“Elizabeth Arden” means Elizabeth Arden, Inc., a Florida corporation.

“Escrow Account” has the meaning ascribed to it in Section 2.

“Escrow Agent” has the meaning ascribed to it in the recitals.

“Escrowed Funds” has the meaning ascribed to it in Section 2.

“Escrow Issuer” has the meaning ascribed to it in the recitals.

“Escrow Merger” means the merger of the Escrow Issuer with and into the Company, with the Company as the surviving corporation.

“Escrow Property” has the meaning ascribed to it in Section 2.

“Escrow Release Notification Deadline” means 2:00 p.m., New York City time, on the date that is three Business Days before the Outside Date then in effect.

“Extended Outside Date” has the meaning ascribed to it in Section 3(c).

“Indemnified Party” has the meaning ascribed to it in Section 7(b).

 “Indenture” has the meaning ascribed to it in the recitals.

“Initial Outside Date” means September 12, 2016.

“Interested Parties” has the meaning ascribed to it in the recitals.

“IRS” has the meaning ascribed to it in Section 5(a).

“Mandatory Redemption Event” has the meaning ascribed to it in Section 3(b).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 16, 2016, by and among the Parent, the Company, Acquisition Sub, and Elizabeth Arden, pursuant to which Acquisition Sub will merge with and into Elizabeth Arden, with Elizabeth Arden surviving the merger as a wholly owned subsidiary of the Company, as it may be amended or supplemented from time to time.

“Moody’s” means Moody’s Investor Service, Inc. and its successors.

“New Senior Facilities” means (A) the new seven-year $1,800.0 million senior secured term loan facility to be entered into on or prior to the Release Date by and among the Company, as borrower, the Parent, the lenders party thereto, Citibank, as Administrative Agent and Collateral Agent, and the other signatories party thereto, and (B) the new five-year $400.0 million senior secured asset-based revolving credit facility to be entered into on or prior to the Release Date by and among the Company, as borrower, the Parent and various subsidiaries of the Company, as guarantors, the lenders party thereto, and the other signatories party thereto.

“Notes” has the meaning ascribed to it in the recitals.

“Notice” has the meaning ascribed to it in Section 6(c).

“Order” has the meaning ascribed to it in Section 6(c).

“Outside Date” means the Initial Outside Date or, if an Outside Date Extension Notice has been delivered by the Escrow Issuer, the Extended Outside Date then in effect.

“Outside Date Extension Notice” means a notice provided by the Escrow Issuer to the Trustee and the Escrow Agent in accordance with Section 14 to extend the Outside Date pursuant to Section 3(c) hereof.

“Parent” means Revlon, Inc., a Delaware corporation.

“Purchase Agreement” has the meaning ascribed to it in the recitals.

“Release” has the meaning ascribed to it in Section 3(a).

“Release Date” means the date when all of the conditions precedent to the release of the Escrow Property described in Section 3(a) hereof are satisfied.

“Release Notice” means an Officer’s Certificate requesting release of the Escrow Property signed by an Authorized Person of the Escrow Issuer in the form attached hereto as Annex I, certifying as to the matters specified therein.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, and its successors.

“Secured Obligations” has the meaning ascribed to it in Section 8(a).

“Special Mandatory Redemption” has the meaning ascribed to it in Section 3(b).

“Special Mandatory Redemption Date” has the meaning ascribed to it in Section 3(b).

“Special Mandatory Redemption Price” means 100% of the gross proceeds received from the Offering, plus accrued and unpaid interest on the Notes from the Closing Date to (but not including) the Special Mandatory Redemption Date.

“Special Redemption Notice” has the meaning ascribed to it in Section 3(b).

“Trustee” has the meaning ascribed to it in the recital.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

2.             Establishment of Escrow Account.  Concurrently with the execution and delivery hereof, (A) the Escrow Agent shall establish a non-interest-bearing escrow account in the name of the Escrow Agent for the benefit of the Trustee entitled “Escrow Account for Revlon Escrow Corporation  – Project Rouge” (the “Escrow Account”) at its office located at 388 Greenwich Street, 14th Floor, New York, New York 10013, (B) the Escrow Issuer will cause the Initial Purchasers to deposit with the Escrow Agent the gross proceeds from the sale of the Notes in the amount of US$450,000,000 and (C) the Escrow Issuer shall deposit or cause to be deposited with the Escrow Agent the Additional Amount in the amount of US$2,968,750 with respect to the Initial Outside Date (the amounts referred to in clauses (B) and (C), together with any subsequently deposited Additional Amounts, the “Escrowed Funds,” and together with any investment income or proceeds received from the investment thereof from time to time pursuant to Section 4 below, collectively, the “Escrow Property”), and the Escrow Agent shall hold the Escrow Property in the Escrow Account.

3.             Claims and Payment; Release from Escrow.

(a)          If, at any time on or prior to the Escrow Release Notification Deadline, the Escrow Agent receives the Release Notice from the Escrow Issuer (a copy of which shall be provided by the Escrow Issuer to the Initial Purchasers, Latham & Watkins LLP, the Initial Purchasers’ counsel, and the Trustee), the Escrow Agent will, as promptly as practicable on the same Business Day, release all Escrow Property (the “Release”) then held by it as directed and in the manner set forth in the Release Notice; provided that the Release Notice shall be received by the Escrow Agent by 11:00 a.m. local time in the City of New York on such Business Day.  In the event that a Release Notice is received after 11:00 a.m. New York City time, the Escrow Agent shall use commercially reasonable efforts to disburse the Escrow Property on such date, but shall not be required to disburse the Escrow Property until the next succeeding Business Day.  The Escrow Agent shall be fully protected in acting in reliance upon such Release Notice, and shall have no duty or obligation to determine whether such Release Notice complies with the terms of the Indenture.

(b)          In the event that (1) the Acquisition is not consummated on or prior to the applicable Outside Date, (2) the Escrow Agent shall not have received the Release Notice certifying that the Release conditions have been met at or prior to the Escrow Release Notification Deadline, or (3) at any time prior to the applicable Outside Date, the Merger Agreement is terminated (any such event being a “Special Mandatory Redemption Event”), the Escrow Issuer shall redeem all of the Notes (the “Special Mandatory Redemption”) at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date (as defined below).  Notice of the occurrence of a Special Mandatory Redemption Event, substantially in the form of Annex II, will be delivered to the Trustee and the Escrow Agent by the Escrow Issuer (a “Special Redemption Notice”) within one Business Day following the occurrence of a Special Mandatory Redemption Event.  Concurrently with the delivery of the Special Redemption Notice, the Escrow Issuer will instruct the Trustee to, at the Escrow Issuer’s expense, deliver, by first-class mail to each holder’s registered address or otherwise in accordance with the Depository Trust Company’s procedures, with a copy to the Escrow Agent, a Special Redemption Notice stating that a Special Mandatory Redemption will occur on a specified date, which shall be no earlier than one Business Day, but no later than two Business Days, after the Trustee’s delivery of such notice (the date of such redemption, the “Special Mandatory Redemption Date”).  In the event that the Escrow Agent receives the Trustee’s Special Redemption Notice after 1:00 p.m. New York City time at least one (1) Business Day prior to the Special Redemption Date, the Escrow Agent shall use commercially reasonable efforts to disburse the Escrow Property on the Special Mandatory Redemption Date, but shall not be required to disburse the Escrow Property until the next succeeding Business Day (which shall then become the Special Mandatory Redemption Date).

(c)          At any time prior to the Escrow Release Notification Deadline, the Escrow Issuer, may from time to time, provide an Outside Date Extension Notice in order to extend the Initial Outside Date (or, if the Outside Date has previously been extended, the Extended Outside Date then in effect), to a date as specified in such Outside Date Extension Notice by the Escrow Issuer that is not later than the six-month anniversary of the date the Notes are issued (such date, the “Extended Outside Date”).  An Outside Date Extension Notice shall be effective only if (i) the required notice is given no later than the Escrow Release Notification Deadline, (ii) the Outside Date is extended in increments of no less than 30 days (unless the extension is until the then-applicable outside termination or similar date in the Merger Agreement); (iii) the then-applicable outside termination or similar date in the Merger Agreement is not later than such proposed Extended Outside Date; and (iv) concurrently with or prior to the delivery of such Outside Date Extension Notice, the Escrow Issuer (or one or more of its affiliates) deposits an Additional Amount in respect of such Outside Date Extension Notice in the Escrow Account.  The Escrow Agent shall be fully protected in acting in reliance upon such Outside Date Extension Notice, and shall have no duty or obligation to determine whether such Outside Date Extension Notice complies with the terms of the Indenture.

4.             Investment of Funds.

(a)          The Escrow Agent shall hold the Escrow Property and shall invest and reinvest the Escrow Property, at the written instruction of the Escrow Issuer, in any one of the following:  (1) Citibank’s dollars on deposit in custody account (“DDCA”), or (2) money market funds registered under the Investment Company Act of 1940, whose shares are registered under the Securities Act, and rated “AAAm” or “AAAm-G” by S&P and “Aaa” if rated by Moody’s, including any mutual fund for which the Escrow Agent or its affiliate serves as investment manager, administrator, shareholder servicing agent, and/or custodian, subject to the availability of such investment with the Escrow Agent.  In the absence of written instructions from the Escrow Issuer, the Escrow Property shall be posted to the DDCA and will initially yield a rate of 15 basis points.  The Escrow Agent will exercise reasonable efforts to notify the Interested Parties no less than 30 days prior upon any change in this rate.  Interest will be credited to the Escrow Account monthly, on the second Business Day of the following month, and will be reported on a Form 1099 INT, if applicable.  The DDCA will be insured up to the limits permitted by the Federal Deposit Insurance Corporation.  Notwithstanding anything in this Agreement to the contrary, no income earned on funds posted to the DDCA will be disbursed until credited to the Escrow Account.  If all or a portion of the Escrowed Funds are deposited with the Escrow Agent after 11:00 a.m. New York City time, the Escrow Agent shall have no obligation to invest or reinvest the Escrowed Funds held in the Escrow Account until the following Business Day.  Requests or instructions under this Section 4(a) received after 11:00 a.m. New York City time by the Escrow Agent will be treated as if received on the following Business Day.

(b)          The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Agreement.  The Escrow Agent shall have no responsibility or liability for any loss in the value of any investment made pursuant to this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Property, except to the extent such loss results, in whole or in part, from Escrow Agent’s gross negligence, fraud or willful misconduct (as finally adjudicated by a court of competent jurisdiction); provided, however, that notwithstanding the foregoing, under no circumstances shall the Escrow Agent have any liability for any loss in the value of any investment made, to the extent that such investment was executed in accordance with the terms of this Agreement.  The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

5.             Tax Matters.

(a)          The Interested Parties agree any earnings or proceeds received on or distributions of earnings or proceeds from the Escrow Property during a calendar year period shall be treated as the income of the Escrow Issuer and shall be reported on an annual basis by the Escrow Agent on the appropriate United States Internal Revenue Service (“IRS”) Form 1099 (or IRS Form 1042-S), as required pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.   The Interested Parties and the Escrow Agent agree that the Escrow Agent will not be responsible for providing tax reporting and withholding for payments which are for compensation for services performed by an employee or independent contractor.

(b)          If IRS imputed interest requirements apply, the Interested Parties are solely responsible to inform the Escrow Agent, provide the Escrow Agent with all imputed interest calculations, and direct the Escrow Agent to disburse imputed interest amounts.  The Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information or for the failure of the Interested Parties to provide such calculations or information.

(c)          The Interested Parties shall upon the execution of this Agreement provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 or applicable IRS Form W-8, in the case of a non-U.S. person, for each payee, together with any other documentation and information requested by the Escrow Agent in connection with the Escrow Agent’s tax reporting obligations under the Code and the regulations thereunder.  With respect to the Escrow Agent’s tax reporting obligations under the Code, the Foreign Account Tax Compliance Act and the Foreign Investment in Real Property Tax Act and any other applicable law or regulation, the Interested Parties understand that, in the event valid U.S. tax forms or other required supporting documentation are not provided to the Escrow Agent, the Escrow Agent may be required to withhold tax from the Escrow Property and report account information on any earnings, proceeds or distributions from the Escrow Property.

(d)          Unless if arising from the Escrow Agent’s gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction), should the Escrow Agent become liable for the payment of taxes, including withholding taxes relating to any funds, including interest and penalties thereon, held by it pursuant to this Agreement or any payment made hereunder, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property.  The Escrow Agent shall exercise reasonable efforts to notify the Escrow Issuer in writing prior to making any such payment from the Escrow Property.  The Escrow Issuer agrees to indemnify and hold the Escrow Agent harmless pursuant to Section 7(b) hereof from any liability or obligation on account of taxes, assessments, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent.

(e)          The Escrow Agent’s rights under this Section shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.

6.             Concerning the Escrow Agent.

(a)          Escrow Agent Duties.  Each Interested Party acknowledges and agrees that (i) the duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Agreement, each of which is administrative or ministerial (and shall not be construed to be fiduciary) in nature, and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Indenture and the Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, and (iii) the Escrow Agent shall not be required to expend or risk any of its own funds to satisfy payments from the Escrow Property hereunder.

(b)          Liability of Escrow Agent.  The Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction).  In no event shall the Escrow Agent be liable for indirect, incidental, consequential, punitive or special losses or damages (including but not limited to lost profits), regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated.  The Escrow Agent shall be entitled to act in accordance with or rely upon any instruction, notice, request or other instrument delivered to it without being required to determine the authenticity or validity thereof or the truth or accuracy of any information stated therein.  The Escrow Agent may act in reliance upon any signature believed by it in good faith to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.  The Escrow Agent may consult with counsel satisfactory to it, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians and/or nominees; provided that the Escrow Agent shall remain liable for the actions or failures to act of such agents, representatives, attorneys, custodians and/or nominees to the same extent it would have been liable had it performed such actions or failed to act itself.  The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

(c)          Reliance on Orders.  The Escrow Agent is authorized to comply with final orders issued or process entered by any court with respect to the Escrow Property, without determination by the Escrow Agent of such court’s jurisdiction in the matter.  If any portion of the Escrow Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent, after having provided notice to the Escrow Issuer, is authorized to rely upon and comply with any such order, writ, judgment or decree which it is advised is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the Interested Parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. Notwithstanding the foregoing, upon the Escrow Agent becoming aware of any such order, process, judgment, decree, stay or injunction described above (any of the foregoing, an “Order”), the Escrow Agent shall, to the extent permitted by applicable law and process, notify the Escrow Issuer of such Order in writing, which notice shall provide reasonably detailed information with respect to such Order such that the Escrow Issuer would be able to seek to vacate or oppose such Order (the “Notice”).  With respect to any such Order, during the 60 days after delivery of such Notice, the Escrow Agent shall, except as required by applicable law or process, take no action with respect to the Escrow Property until the Escrow Issuer has had the opportunity to vacate or oppose such Order in good faith.

7.             Compensation, Expense Reimbursement and Indemnification.

(a)          Compensation.  The Escrow Issuer covenants and agrees to pay the Escrow Agent’s fees and expenses specified in Schedule A.  Any reasonable and documented attorney’s fees incurred in connection with the preparation and negotiation of this Agreement shall be due and payable upon the execution of this Agreement.

(b)          Indemnification.  The Escrow Issuer covenants and agrees to indemnify the Escrow Agent and its employees, officers, directors, affiliates, and agents (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, reasonable costs, damages and reasonable expenses of any nature incurred by any Indemnified Party, arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable attorneys’ fees, costs and expenses, except to the extent such loss, liability, damage, cost or expense shall have been finally adjudicated by a court of competent jurisdiction to have resulted solely from the Indemnified Party's own gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

8.             Grant of Security Interest; Instructions to Escrow Agent.

(a)          The Escrow Issuer hereby irrevocably grants a first priority security interest in and lien on, and pledges, assigns, transfers and sets over to the Trustee for its own benefit and the benefit of the holders of the Notes, all of its respective right, title and interest in, to the extent applicable, the Escrow Account, the Escrow Property, and all other property now or hereafter placed or deposited in, or delivered to the Escrow Agent for placement or deposit in, the Escrow Account in accordance with the terms of this Agreement, including, without limitation, all funds held therein, and all investments held by (or otherwise maintained in the name of) the Escrow Agent pursuant to Section 4 (collectively, the “Collateral”), in order to secure all obligations and indebtedness of the Escrow Issuer under the Indenture, the Notes and any other obligation, now or hereafter arising, of every kind and nature, owed by the Escrow Issuer under the Indenture or the Notes to the holders of the Notes or to the Trustee or any predecessor Trustee (collectively, the “Secured Obligations”).  The Escrow Agent hereby acknowledges the Trustee’s security interest and lien as set forth above.  The Escrow Issuer shall take all actions and shall direct the Trustee in writing to take all actions necessary on its part to insure the continuance of a perfected first priority security interest in the Collateral in favor of the Trustee in order to secure all Secured Obligations.  The Escrow Issuer shall not grant or cause or permit any other person to obtain a security interest, encumbrance, lien or other claim, direct or indirect, on the Escrow Issuer’s right, title or interest in the Escrow Account or on any Collateral.

 (b)         The Escrow Issuer and the Trustee hereby irrevocably instruct the Escrow Agent to, and the Escrow Agent shall:

(i)          maintain the Escrow Account for the sole and exclusive benefit of the Trustee on its behalf and on behalf of the holders of the Notes to the extent specifically required herein; treat all property in the Escrow Account as financial assets (as defined in Section 8-102(a) of the UCC); take all steps reasonably specified in writing by the Escrow Issuer pursuant to this Section 8 to cause the Trustee to enjoy continuous perfected first priority security interest under the UCC (provided, however, that the Escrow Agent shall not be required to file financing or continuation statements), any other applicable statutory or case law or regulation of the State of New York and any applicable law or regulation of the United States in the Collateral and except as otherwise required by law, maintain the Collateral free and clear of all liens, security interests, safekeeping or other charges, demands and claims of any nature now or hereafter existing in favor of anyone other than the Trustee;

(ii)          promptly notify the Trustee if the Escrow Agent receives written notice that any person other than the Trustee has or purports to have a lien or security interest upon any portion of the Collateral; and

(iii)          in addition to disbursing amounts held in escrow pursuant to and in accordance with Sections 3(a) and 3(b), upon receipt of written notice from the Trustee of the acceleration of the maturity of the Notes and direction from the Trustee to disburse the Escrow Property to the Trustee, as promptly as practicable, disburse all funds and other Collateral held in the Escrow Account to the Trustee or as otherwise directed by the Trustee, including liquidating any investments held by the Escrow Agent hereunder, to or as directed by the Trustee.  In addition, upon an Event of Default (as defined in the Indenture) and for so long as such Event of Default continues, the Trustee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC or other applicable law.  Upon receipt of written instructions from the Trustee upon which the Trustee is exercising control over the Escrow Account, and instructing the Escrow Agent to take any action in respect of the Collateral held by the Escrow Agent hereunder, the Escrow Agent shall be entitled to rely conclusively upon, and to act in accordance with, such instructions, without further inquiry, and the Escrow Agent shall have no duty or responsibility to determine whether an Event of Default has occurred and is continuing, if applicable, or whether the Trustee has complied with the terms of the Indenture.

The lien and security interest provided for in this Section 8 shall automatically terminate and cease as to, and shall not extend or apply to, and the Trustee and the Escrow Agent shall have no security interest in, any funds disbursed by the Escrow Agent to, or on behalf of, the Escrow Issuer pursuant to this Agreement to the extent not inconsistent with the terms hereof.  For the avoidance of doubt, the Escrow Issuer shall not require the consent of the Escrow Agent or the Trustee to file UCC termination statements upon termination of this Agreement in accordance with Section 18 hereof.  The Escrow Agent shall not have any right to receive compensation from the Trustee and shall have no authority to obligate the Trustee or to compromise or pledge its security interest hereunder.  Accordingly, the Escrow Agent is hereby directed to cooperate with the Trustee in the exercise of its rights in the Collateral provided for herein.

(c)          Any money collected by the Trustee pursuant to Section 8(b)(iii) shall be applied as provided in Section 6.10 of the Indenture.  Any surplus of such cash or cash proceeds held by the Trustee and remaining after indefeasible payment in full of all the obligations under the Indenture shall be paid over to the Escrow Issuer promptly or as a court of competent jurisdiction may direct.  Neither the Trustee nor the Escrow Agent shall have any liability for any shortfall to the extent of the Special Mandatory Redemption Price.

(d)          The Escrow Issuer will execute and deliver or cause to be executed and delivered, or use its commercially reasonable best efforts to procure, all assignments, instruments and other documents, deliver any instruments to the Trustee and take any other actions that are necessary or desirable to perfect, continue the perfection of, or protect the first priority of the Trustee’s security interest in and to the Collateral, to protect the Collateral against the rights, claims, or interests of third persons or to effect the purposes of this Agreement.  The Escrow Issuer shall pay all reasonable costs incurred in connection with any of the foregoing, it being understood that the Trustee shall have no duty to determine whether to file or record any document or instrument relating to Collateral.  Neither the Trustee nor the Escrow Agent shall have any duty or obligation to file or record any document or otherwise to see to the grant or perfection of any security interest granted hereunder.

(e)          The Escrow Agent represents that it is a “securities intermediary” and that the Escrow Account is a “securities account” (as each such term is defined in the UCC).  The “Securities Intermediary’s Jurisdiction” (within the meaning of Section 8-110(e) of the UCC) of the Escrow Agent shall be the State of New York.

(f)          The Escrow Issuer hereby confirms that the arrangements established under this Section 8 constitute “control” by the Trustee of the Escrow Account, as each of those terms is defined in Article 9 of the UCC as adopted in the State of New York.  Other than the Indenture and the other provisions of this Agreement, the Escrow Agent and the Escrow Issuer have not entered and will not enter into any other agreement with respect to control of the Escrow Account or purporting to limit or condition the obligation of the Escrow Agent to comply with any orders or instructions of the Trustee with respect to the Escrow Account as set forth in this Section 8.  In the event of any conflict with respect to control over the Escrow Account between this Agreement and the Indenture (or any portion hereof or thereof), on the one hand, and any other agreement now existing or hereafter entered into, on the other hand, the terms of this Agreement shall prevail.

(g)          The Escrow Agent hereby agrees that any security interest in, lien on, encumbrance, claim or right of setoff against, the Escrow Account or any funds therein that it now has or subsequently obtains shall be subordinate to the security interest of the Trustee in the Escrow Account and the funds therein or credited thereto.  Except as expressly permitted herein, the Escrow Agent agrees not to exercise any present or future right of recoupment or set-off against the Escrow Account or to assert against the Escrow Account any present or future security interest, banker’s lien or any other lien or claim (including claim for penalties) that the Escrow Agent may at any time have against or in the Escrow Account or any funds therein.

9.             Dispute Resolution.  In the event of any disagreement among any of the Interested Parties to this Agreement, or between any of them and any other person, resulting in adverse claims or demands being made with respect to the subject matter of this Agreement, or in the event that the Escrow Agent, in good faith, is in reasonable doubt as to any action the Escrow Agent should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refuse to act and refrain from acting until the Escrow Agent shall have received (i) a final non-appealable order, judgment or decree by a court of competent jurisdiction or a final non-appealable arbitration decision, or (ii) a written agreement executed by each of the Interested Parties involved in such disagreement, in which case the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, judgment, decree, decision or agreement.  The Escrow Agent shall be entitled to receive (from and at the reasonable expense of the presenting party) an opinion of counsel to the effect that any order, judgment or decree is final and not subject to appeal.  The Escrow Agent shall have the option, after 30 calendar days’ notice to the Interested Parties of its intention to do so, to petition (by means of filing an action in interpleader or any other appropriate method) any court of competent jurisdiction, for instructions with respect to any dispute or uncertainty, and to the extent required or permitted by law, pay into such court the Escrow Property for holding and disposition in accordance with the instructions of such court.  The reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by the Escrow Issuer.

10.           Entire Agreement; Exclusive Benefit.  This Agreement, and solely as between the Escrow Issuer and the Trustee, the terms incorporated from the Indenture, constitutes the entire agreement between the parties and sets forth in its entirety the obligations and duties of the Escrow Agent with respect to the Escrow Property.  This Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.  No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

11.           Resignation and Removal.

(a)          The Escrow Issuer may remove the Escrow Agent at any time by giving to the Escrow Agent 15 calendar days’ prior written notice of removal signed by an Authorized Person of the Escrow Issuer.  The Escrow Agent may resign at any time by giving to each of the Interested Parties 15 calendar days’ prior written notice of resignation.

(b)          Within 15 calendar days after giving the foregoing notice of removal to the Escrow Agent or within 15 calendar days after receiving the foregoing notice of resignation from the Escrow Agent, the Interested Parties shall appoint a successor escrow agent and give notice of such successor escrow agent to the Escrow Agent.  If a successor escrow agent has not accepted such appointment by the end of such (i) 15-day period, in the case of the Escrow Agent’s removal, or (ii) 15-day period, in the case of the Escrow Agent’s resignation, the Escrow Agent may either safe keep the Escrow Property until a successor escrow agent is appointed, without any obligation to invest the same or continue to perform under this Agreement, or apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.

(c)          Upon receipt of notice of the identity of the successor escrow agent, the Escrow Agent shall deliver the Escrow Property then held hereunder to the successor escrow agent, or hold such Escrow Property until all such fees, costs and expenses are paid to it.  Upon delivery of the Escrow Property to the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

12.           Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof.  The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, City, County and State of New York, for any proceedings commenced regarding this Agreement.  The parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings and irrevocably waive any objection to venue or inconvenient forum for any proceeding brought in any such court. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING RELATING TO THIS AGREEMENT.

13.           Representations and Warranties.  Each of the Escrow Agent and the Interested Parties represents and warrants that it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and that this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement or creditors’ rights and subject to general equity principles.

14.           Notices; Instructions.

(a)          Any notice or instruction hereunder shall be in writing in English, and shall be effective upon actual receipt by the addressed party or parties in accordance with the terms hereof.  Any notice or instruction must be executed by an authorized person of each of the parties delivering such notice or instruction (the person(s) so designated from time to time, the “Authorized Persons”).  Each of the applicable persons designated on Schedule B and Schedule C attached hereto have been duly appointed to act as Authorized Persons hereunder and individually have full power and authority to execute and deliver any notices or instructions, to amend, modify or waive any provisions of this Agreement, and to take any and all other actions permitted under this Agreement, all without further consent or direction from, or notice to, any other party.  Any instruction regarding funds transfer should contain a selected test word also evidenced on Schedule B and Schedule C.  Any change in designation of Authorized Persons shall be provided by written notice, signed by an Authorized Person, and actually received and acknowledged by the Escrow Agent.  Any communication from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted in accordance with the Escrow Agent’s internal procedures.  The Interested Parties agree that the above security procedures are commercially reasonable.

If to the Escrow Issuer:

Revlon Escrow Corporation
c/o Revlon Consumer Products Corporation
One New York Plaza
New York, NY 10004

Attention:          Michael T. Sheehan
Telephone:         (212) 527-5539
Facsimile:            (212) 527-4821
E-mail:          michael.sheehan@revlon.com
with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attention:          Lawrence G. Wee, Esq. and Catherine Goodall, Esq.
Facsimile:          (212) 492-0052

If to the Trustee:

U.S. Bank National Association
Global Corporate Trust Services
60 Livingston Avenue
EP-MN-WS3C
St. Paul, Minnesota 55107-2292

Attention:  Rick Prokosch
Telephone: (651) 466-6619
Facsimile:  (651) 466-7430
E-mail:       Rick.Prokosch@usbank.com

with a copy to (which shall not constitute notice):

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219

Attention: Beth Vessel, Esq.
Facsimile: (615) 244-6804

If to the Escrow Agent:

Citibank, N.A.
Agency & Trust
388 Greenwich Street, 14th Floor
New York, NY  10013
Attn.:  Paolo Ippolito
Telephone:  (212) 816-8831
E-mail:  cts.spag@citi.com, paolo.ippolito@citi.com

(b)          Any funds to be paid by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the instructions set forth on Schedule D, or as otherwise may be instructed by the Interested Parties.

(c)          Payments for the benefit of the Escrow Agent shall be sent by wire transfer pursuant to the following instructions: CITIBANK, N.A., ABA:  [                     ] ; Account Name:   [                                 ] ; A/C#.:   [                     ] ; Ref:   [                                                                                  ] .

15.           Amendment; Waiver.  Any amendment of this Agreement shall be binding only if evidenced by a writing signed by each of the parties to this Agreement.  No waiver of any provision hereof shall be effective unless expressed in writing and signed by the party to be charged, and no such waiver shall be deemed to constitute a continuing waiver of similar or other breaches unless explicitly specified.  Any amendment or waiver of any provision of this Agreement and any consent to any departure by the Escrow Issuer from any provision of this Agreement shall be effective only if made or duly given in compliance with all of the terms and provisions of the Indenture, and neither the Escrow Agent nor the Trustee shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default (each as defined in the Indenture) or in any breach of any of the terms and conditions hereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Escrow Agent, the Escrow Issuer or the Trustee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Escrow Agent, the Escrow Issuer or the Trustee would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

16.           Severability.  The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.  If any provision of this Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17.           Mergers and Conversions.  Any corporation or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation or entity succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

18.           Termination.  This Agreement shall terminate and the Escrow Account shall be closed upon the distribution of all Escrow Property from the Escrow Account established hereunder in accordance with the terms of this Agreement, subject, however, to the survival of obligations specifically contemplated in this Agreement to so survive.

19.           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.  Scanned signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto except in respect to any Non-US entity, whereby originals are required.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized representative as of the day and year first written above.

CITIBANK, N.A.,
as Escrow Agent

By:	/s/ Camille Tomao
Name: Camille Tomao
Title: Director
Date: 8/4/16

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President
Date:

REVLON ESCROW CORPORATION

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Vice President and Secretary
Date:

SCHEDULE A
ESCROW AGENT FEE SCHEDULE

Acceptance Fee

To cover the acceptance of the Escrow Agent role, the study of the Escrow Agreement and all supporting documents submitted in connection with the execution and delivery of this transaction, communication with other members of the working group. To be paid in advance.

Waived

Annual Escrow Fee:

To  cover  the  administrative  functions  of  the  Escrow  Agent  under  the  agreement,  including  the establishment  and  maintenance  of  the  Adjustment   Escrow  and  Indemnification  Escrow  account, safekeeping of assets, maintenance of the records, follow-up of the agreement provisions, and other duties required of the agent under the terms of the Escrow agreement.

Waived

Legal Fee:

To cover fees and expenses of external legal counsel, on behalf of Citibank, N.A. in connection with the review and negotiation of governing documents:

AT COST (IF APPICABLE)

Schedule Assumptions
●	Opening of escrow holding $450 million dollars from High Yield Note offering
●	Distributions will be made in accordance with escrow agreements
●	Documentation to be subject to internal approval and satisfactory review by Citibank, N.A. including all applicable AML and KYC requirements
●	Agreement will be governed by New York law
●
The funds held in the escrow account will be deposited in Citi's Dollars on Deposit in Custody Account ("DDCA") and earn a return of 15bps (please note that this return is subject to change upon 30 days' notice by Citibank)

●
Should escrow proceeds be held through quarter end (September 30th, 2016), balances would need to be transferred and invested over quarter end into an approved Money Market Fund from which a list of providers will be provided by Citibank Agency & Trust

This proposal shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.    The above schedule of fees does not include charges for out-of-pocket expenses or for any services of an extraordinary nature that Citibank, N.A. or its legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity, nor does it include the fees of Citibank, N.A.'s legal counsel.  Fees are also subject to satisfactory review of the documentation, and we reserve the right to modify them should the characteristics of the transaction change from what is described herein.  The Acceptance Fee is payable upon execution of the relevant documentation. The fees are payable annually in advance. Should this schedule of fees be accepted and agreed upon and work commenced on this transaction but subsequently halted and the transaction is not consummated, the Acceptance Fee and legal fees incurred, if any, will still be payable by you in full.  This Fee Schedule is offered for, and applicable to the transaction described on page one only, and is guaranteed for sixty (60) days from the date on this proposal.  After sixty (60) days, this offer can be extended only in a writing signed by Citibank, N.A.

In accordance with US regulations regarding anti-money laundering and terrorist financing, Federal law requires us to obtain, verify and record information that identifies each business or entity that opens an account or establishes a relationship with Citibank, N.A. What this means for you: when you open an account or establish a relationship, we will ask for and independently verify your business name, a street address and a tax identification number, all of which Federal  law requires us to obtain.   In accordance  with the Unlawful Internet Gambling  Act (the "Act"), Citibank, N.A. accounts or other Citibank, N.A. facilities in the United States may not be used to process "restricted transactions" as such term is defined in U.S. 31 CFR Section 132.2(y).

Citi may wish to refer to this transaction for marketing purposes, both internally and externally, without disclosing any confidential or sensitive non-publicly available information. By signing this proposal, you consent to Citi's use of this information, including company names and logos at its sole discretion.  If you wish to withdraw your consent for Citi to use any information externally, then please mark this box ☐.

Signed:	Agreed and Accepted:
CITIBANK, N.A.	REVLON CONSUMER PRODUCTS CORPORATION

/s/ Daniel G. Ulrich	/s/ Michael T. Sheehan
Daniel G. Ulrich	Michael T. Sheehan
Director	Senior Vice President, Deputy General Counsel & Secretary

7/25/2016
(Print Name & Title & Date)	(Print Name & Title & Date)

SCHEDULE B

AUTHORIZED LIST OF SIGNERS

Each of the following person(s) is authorized to execute documents and to direct the Escrow Agent as to all matters, including funds transfers, on the Escrow Issuer’s behalf.

REVLON ESCROW CORPORATION
Specimen Signature
Name	Juan Figuereo
Title	Vice President	/s/ Juan Figuereo
Phone	212-527-6645
E-mail Address	Juan.Figuereo@Revlon.com

Name	Siobhan Anderson
Title	Vice President, Treasurer and Controller	/s/ Siobhan Anderson
Phone	212-527-4656
E-mail Address	Siobhan.Anderson@Revlon.com

Name	Mitra Hormozi
Title	Vice President	/s/ Mitra Hormozi
Phone	212-527-5188
E-mail Address	Mitra.Hormozi@Revlon.com

Name	Michael T. Sheehan
Title	Vice President and Secretary	/s/ Michael T. Sheehan
Phone	212-527-5539
E-mail Address	Michael.Sheehan@Revlon.com

Name	Yossi Almani
Title	Vice President and Assistant Secretary	/s/ Yossi Almani
Phone	212-527-4002
E-mail Address	Yossi.Almani@Revlon.com

The Escrow Agent may confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name
212-527-5539	Michael T. Sheehan
212-527-4002	Yossi Almani

Test Word

Project Rouge

B-1

Test words must contain at least 8 alphanumeric characters.  The Escrow Agent is authorized to seek confirmation of such notice or instruction by telephone call back to the applicable person(s) set forth above and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated, and further to ensure the accuracy of the notice or instruction it receives, the Escrow Agent may record such call backs.  If the Escrow Agent is unable to verify or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction.

B-2

SCHEDULE C

AUTHORIZED LIST OF SIGNERS

Each of the following person(s) is authorized to execute documents and to direct the Escrow Agent as to all matters, including funds transfers, on the Trustee’s behalf.

U.S. NATIONAL BANK ASSOCIATION
Specimen Signature
Name	Rick Prokosh
Title	Vice President	/s/ Rick Prokosh
Phone	651-466-6619
E-mail Address	rick.prokosch@usbank.com

Name
Title
Phone
E-mail Address

Name
Title
Phone
E-mail Address

The Escrow Agent may confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name

Test Word

Test words must contain at least 8 alphanumeric characters.  The Escrow Agent is authorized to seek confirmation of such notice or instruction by telephone call back to the applicable person(s) set forth above and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated, and further to ensure the accuracy of the notice or instruction it receives, the Escrow Agent may record such call backs.  If the Escrow Agent is unable to verify or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction.

C-1

SCHEDULE D

WIRE INSTRUCTIONS

Revlon Escrow Corporation

As instructed by Revlon Escrow Corporation.

Initial Purchasers

Wire Instructions:

Beneficiary:
Merrill Lynch Pierce Fenner & Smith Inc
100 N TRYON ST
Mail Code: NC1-007-08-28
Charlotte, NC 28255

Account #:                                        [                     ]
Beneficiary's Bank:
BANK OF AMERICA, NA
Dallas, TX USA
ABA #:                                              [                     ]
SWIFT:                                             [                     ]

D-1

ANNEX I

FORM OF OFFICER’S CERTIFICATE - RELEASE NOTICE

REVLON ESCROW CORPORATION
c/o Revlon Consumer Products Corporation
One New York Plaza
New York, NY 10004

[                ], 201_

Citibank, N.A., as Escrow Agent
Agency & Trust
388 Greenwich Street, 14th Floor
New York, NY  10013
Attn: Paolo Ippolito
Email: cts.spag@citi.com

U.S. Bank National Association, as Trustee
Global Corporate Trust Services
60 Livingston Avenue
EP-MN-WS3C
St. Paul, Minnesota 55107-2292

Merrill Lynch, Pierce, Fenner & Smith
             Incorporated
One Bryant Park
New York, New York 10036
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

(with a copy to Latham & Watkins LLP,
as counsel to the Initial Purchasers)
885 Third Avenue
New York, NY 10022-4834
Attention: Michael Benjamin

Re:             Release Notice Officer’s Certificate

Ladies and Gentlemen:

We refer to the Escrow Agreement, dated as of August 4, 2016 (the “Escrow Agreement”) among you (the “Escrow Agent”), U.S. Bank National Association, as the Trustee under the indenture dated as of August 4, 2016 (the “Indenture”), and Revlon Escrow Corporation, a Delaware corporation (the “Escrow Issuer”).  Capitalized terms used herein shall have the meaning given in the Escrow Agreement.

This Officer’s Certificate constitutes the Release Notice under the Escrow Agreement.

The Escrow Issuer hereby notifies you and certifies to you as follows pursuant to Section 3(a) of the Escrow Agreement:

1.          All conditions precedent to the consummation of the Acquisition set forth in the documents relating to the Acquisition (including the Merger Agreement) have been or will be satisfied in all material respects or waived substantially concurrently with the Release;

2.          All conditions precedent to the consummation of the Escrow Merger set forth in the documents related to the Escrow Merger have been or will be satisfied in all material respects or waived substantially concurrently with the Release;

3.          The Acquisition and the Escrow Merger will be consummated promptly after, and in any event on the same day as, the Release, in accordance with the terms of the Merger Agreement and the Escrow Merger;

4.          All conditions precedent to the execution and delivery of the documents related to the New Senior Facilities and the availability of sufficient funds thereunder (when taken together with the Escrow Property and cash on hand) to complete the Transactions (as defined in the Indenture) (other than the Release) shall have been satisfied in all material respects or waived prior to or substantially concurrently with the Release; and

5.          The Company and the Subsidiary Guarantors (as defined in the Indenture) shall promptly after, and in any event on the same day as, the Release, execute and deliver a supplemental indenture confirming that the Company assumes the obligations of the Escrow Issuer under the Notes and the Indenture and each Subsidiary Guarantor (as defined in the Indenture) guarantees performance and payment of such obligations under the Indenture.

[SIGNATURE PAGE FOLLOWS]

The Escrow Issuer hereby notifies you and certifies to you that the release of the Escrow Property from the Escrow Account is currently permitted in accordance with Section 3 of the Escrow Agreement and instructs you to release such amounts as set forth on Schedule 1 hereto.  The Escrow Agent is entitled to rely on the foregoing in disbursing Escrow Property as specified in this Release Notice, without further inquiry.

REVLON ESCROW CORPORATION

By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Vice President and Secretary

SCHEDULE 1

WIRE INSTRUCTIONS

1.          $441,000,000, in one wire (or as directed by the Escrow Issuer) to the Company in accordance with the instructions below:

Proceeds to be delivered:	[ ]
Name of Bank:	[ ]
ABA Number of Bank:	[ ]
Account Number at Bank:	[ ]
Name of Account:	[ ]
OBI Field F/F/C #:	[ ]
Attention:	[ ]

2.          $9,000,000, in one wire, representing the Initial Purchasers’ discounts and commissions in relation to the offering of the Notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated, in accordance with the wire instructions below:

Initial Purchasers

Wire Instructions:

Beneficiary:
Merrill Lynch Pierce Fenner & Smith Inc
100 N TRYON ST
Mail Code: NC1-007-08-28
Charlotte, NC 28255

Account #:                                        [                     ]
Beneficiary's Bank:
BANK OF AMERICA, NA
Dallas, TX USA
ABA #:                                              [                     ]
SWIFT:                                             [                     ]
D-1

ANNEX II

FORM OF SPECIAL REDEMPTION NOTICE

REVLON ESCROW CORPORATION
c/o Revlon Consumer Products Corporation
One New York Plaza
New York, NY 10004

[                ], 201_

Citibank, N.A., as Escrow Agent
Agency & Trust
388 Greenwich Street, 14th Floor
New York, NY  10013
Attn: Paolo Ippolito
Email: cts.spag@citi.com

U.S. National Bank Association
Global Corporate Trust Services
60 Livingston Avenue
EP-MN-WS3C
St. Paul, Minnesota 55107-2292
Facsimile No.: (651) 466-7430
Re:             Special Redemption Notice

Ladies and Gentlemen:

We refer to the Escrow Agreement, dated as of August 4, 2016 (the “Escrow Agreement”) among Citibank, N.A. (the “Escrow Agent”), U.S. Bank National Association, as the Trustee under the indenture dated as of August 4, 2016 (the “Indenture”), and Revlon Escrow Corporation, a Delaware corporation (the “Escrow Issuer”).  Capitalized terms used herein shall have the meaning given in the Escrow Agreement.

Pursuant to Section 3(b) of the Escrow Agreement, we hereby notify the Escrow Agent and the Trustee that a Mandatory Redemption Event has occurred because [the Acquisition was not consummated on or prior to the applicable Outside Date] [you did not receive a Release Notice certifying that the Release conditions had been met on or prior to the date that was three Business Days prior to the applicable Outside Date]  [the Merger Agreement has been terminated].

Pursuant to the terms of the Escrow Agreement, the Escrow Agent is hereby instructed, prior to 11:00 a.m. (New York City time) on the Special Mandatory Redemption Date, to release:

ii.	$[ ], representing the Special Mandatory Redemption Price, to the Trustee by wire transfer of immediately available funds at: [ ];

iii.	after payment of the Special Mandatory Redemption Price to the Trustee, the remainder of all available Escrowed Funds to the Escrow Issuer by wire transfer of immediately available funds at: [ ].

[Signature Page Follows]

REVLON ESCROW CORPORATION

By:
Name:	Michael T. Sheehan
Title:	Vice President and Secretary